Exhibit 10.1

COVALENT GROUP, INC.

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into as of this 28th day of September, 2005, by and between Covalent Group, Inc., a Delaware corporation (hereinafter referred to as the “Company”) and Lawrence R. Hoffman (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company; and

WHEREAS, the Executive is a key executive of the Company; and

WHEREAS, should the possibility of a Change in Control (as hereinafter defined) of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this Executive Severance Agreement.

(b) “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 hereof.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” shall be determined by the Board in exercise of their good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i) The willful and continued failure by the Executive to substantially perform his duties (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered by the Chairman of the Board to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within thirty (30) calendar days of receiving such notice; or

(ii) The Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

(iii) The willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. However, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(f) “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) When a “person”, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) more than thirty five percent (35%) of the combined voting power of the Company’s then outstanding securities, unless such person is subject to contractual restrictions that would preclude him from voting such shares in a manner to influence or control the management of the Company’s business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal, or (B) one hundred percent (100%) of the combined voting power of the Company’s then outstanding securities regardless of any contractual restrictions. For purposes of this provision, “person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any person holding the Company’s Common Stock by for or pursuant to the terms of such a plan; and “voting power” shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

(ii) When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Company in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the “incumbent directors” cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, “incumbent directors” shall mean the persons who were members of the Board on the date hereof, and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

(iii) When the stockholders of the Company approve a merger, consolidation, or reorganization, whether or not the Company is the surviving entity in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization.

(iv) When the stockholders of the Company approve (A) the sale or other disposition of all or substantially all of the assets the company or (B) a complete liquidation or dissolution of the Company.

(v) When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group, except for ownership of less than five percent (5%) of the stock of the purchasing company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Company, who are qualified to give professional medical advice.

(i) “Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.]

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means, without the Executive’s express written consent, the occurrence during the Window Period (as hereinafter defined) of any one or more of the following:

(i) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements), or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities, from those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) The Company’s requiring the Executive to be based at a location in excess of thirty five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business obligations;

(iii) A reduction by the Company of the Executive’s Base Salary as in effect immediately prior to the commencement of the Window Period, or as the same shall be increased from time to time;

(iv) The failure of the Company to maintain the Executive’s relative level of coverage under the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the date immediately prior to the Commencement of the Window Period, both in terms of the amount of benefits provided and the relative level of the Executive’s participation. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization;

(v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 7.1 hereof; and

(vi) Any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.7 hereof.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(l) “Total Payments” means the sum of the Executive’s Severance Benefits and all other payments and benefits provided to the Executive by the Company that constitute “excess parachute payments” within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long term incentive grants (to include, but not be limited to, early vesting of stock options or restricted stock).

(m) “Window Period” means the time period commencing ninety (90) days prior to a Change in Control, as defined in Section (f) of this Article 1, and ending eighteen months after the latter to occur of: (i) any of the events defined as a Change in Control in Section ARTICLE 1; or (ii) final consummation of the liquidation, sale or disposition of assets, or the merger, consolidation or reorganization of the Company as described in Subsections 1(f)(iii) and 1(f)(iv).

ARTICLE 2. SEVERANCE BENEFITS

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 hereof, if there has been a Change in Control of the Company and if, within the Window Period, the Executive’s employment with the Company ends for any reason specified in Section 2.2 hereof. The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability or due to a voluntary termination of employment by the Executive without Good Reason.

2.2 Qualifying Termination.

The occurrence of any one or more of the following events within the Window Period shall constitute a Qualifying Termination and shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(b) A voluntary termination of employment by the Executive for Good Reason;

(c) A successor company’s failure or refusal to assume the Company’s obligations under this Agreement, as required by Section 7.1 hereof; or

(d) The breach by the Company or any successor company of any of the provisions of this Agreement.

2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in this Article 2, the Company shall pay to the Executive and provide him with the following:

(a) An amount equal to twelve (12) months’ of the Executive’s annual Base Salary at the rate in effect at the commencement of the Window Period or any higher rate that may be in effect from that date until the Effective Date of Termination;

(b) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, including, but not limited to, group life insurance, hospitalization, disability, medical and dental plans, at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination or as of the effective date of the Change in Control, whichever the Executive may elect. The welfare benefits described in this Subsection 2.3(b) shall continue following the Effective Date of Termination for twelve months; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer;

(c) Reasonable Company paid outplacement assistance, commensurate with assistance normally provided to executive level personnel, for a period of up to twelve (12) months following the Effective Date of Termination, or for such longer period as the Company may agree;

(d) The immediate vesting and exercisability of all stock options or other equity incentives granted to the Executive that are not otherwise vested or exercisable; and

(e) Any other accrued rights of the Executive.

2.4 Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary then in effect, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5 Termination for Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus any other amounts to which the Executive is entitled under any compensation or benefit plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7 Notices. In the event of a transaction that would constitute a Change of Control but for the provisions of Section 1(f)(i)(A) regarding contractual restrictions on the acquiror, the Company will give written notice to the Executive that no Change of Control has occurred. Likewise, in the event that such contractual restrictions are subsequently removed, the Company will give written notice to the Executive that a Change of Control has occurred or will occur as of the effective date of the removal of such restrictions. Any termination by the Company for Cause or by the Executive for Good Reason following a Change of Control shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

ARTICLE 3. FORM AND TIMING OF SEVERANCE BENEFITS

3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 2.3 hereof shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. Any payment required under this Section 3.1, or any other provision of this Agreement, that is not made in a timely manner will bear interest at a rate equal to one hundred twenty percent (120%) of the applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

3.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

ARTICLE 4. EXCISE TAX GROSS UP

4.1 Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits, if any of the Executive’s Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross up Payment provided for by this Section 4.1, shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

4.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within in the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

4.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 hereof, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus an appropriate market rate of interest, as determined by the Company’s independent auditors.

ARTICLE 5. THE COMPANY’S PAYMENT OBLIGATION

5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else, except those arising under this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(b) hereof.

5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 6. LEGAL REMEDIES

6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs, including costs of litigation, prejudgment interest, and other expenses, incurred in good faith by the Executive as a result of the Company’s wrongful refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s unsuccessfully contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement in which the Executive is the prevailing party, or which is settled prior to the entry of a final judgment from which no appeal can be taken.

6.2 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by final and binding arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

All expenses of any such arbitration in which the Executive is the prevailing party, as determined by the arbitrators, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

ARTICLE 7. SUCCESSORS

7.1 Assumption of Company’s Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. The date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

7.2 Payment to Beneficiary. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 8. MISCELLANEOUS

8.1 Entire Agreement. This Agreement contains the entire understanding respect to the subject matter hereof.

8.2 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

8.3 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized representative of the Company, or by the respective parties’ legal representatives and successors.

8.4 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date above first written.

COVALENT GROUP, INC.		LAWRENCE R. HOFFMAN, C.P.A.

By:	/s/ Scott M. Jenkins, Chair Compensation Committee	/s/ Lawrence R. Hoffman